                                                                   EXHIBIT 11.1

                      NITINOL MEDICAL TECHNOLOGIES, INC.

                       STATEMENT RE: EARNINGS PER SHARE

                                                                   SIX MONTHS ENDED
                          YEAR ENDED   YEAR ENDED   YEAR ENDED  ----------------------
                         DECEMBER 31, DECEMBER 31, DECEMBER 31,  JUNE 30,   JUNE 30,
                             1993         1994         1995        1995       1996
                         ------------ ------------ ------------  --------  -----------
                                                                     (UNAUDITED)
Net income (loss).......  $  260,673   $  289,361   $  584,622  $  304,782 $(1,437,283)
                          ==========   ==========   ==========  ========== ===========
Weighted average common
 shares outstanding.....   3,588,484    3,622,447    3,763,587   3,758,353   4,161,592
Stock issued within
 twelve months of
 initial public
 offering(1)............   2,738,968    2,738,968    2,738,968   2,738,968   2,430,742
Common stock equiva-
 lents..................      87,903      231,426      219,660     224,431          --
                          ----------   ----------   ----------  ---------- -----------
Weighted average number
 of common and common
 equivalent shares
 outstanding............   6,415,355    6,592,841    6,722,215   6,721,752   6,592,334
                          ----------   ----------   ----------  ---------- -----------
Net income (loss) per
 share amount...........  $     0.04   $     0.04   $     0.09  $     0.06 $     (0.22)
                          ==========   ==========   ==========  ========== ===========
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(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin
    No. 83, stock, stock options and stock warrants issued at prices below the initial public offering price during the 12-month period immediately pre-
    ceding the initial filing date of the Company's Registration Statement of its initial public offering have been included as outstanding for all pe-
    riods presented. The dilutive effect of the common stock equivalents was computed in accordance with the treasury stock method.